Exhibit 99.1

THE BEARD COMPANY

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

THE BEARD COMPANY

REPORTS CONVERSION OF 2009 SUBORDINATED NOTES

OKLAHOMA CITY, Oklahoma – January 5, 2009 -- The Beard Company (OTCBB: BRCO) today reported that on December 16, 2008 it notified the holders of $192,851 in 12% Convertible Subordinated Notes due August 31, 2009 (the “2009 Notes”) purchased in 2006 (the “2006 Issue”) that they must convert their notes into common stock by January 15, 2009. Following receipt of the notice, holders of the 2006 Issue voluntarily agreed to convert their notes effective December 31, 2008, and they will receive interest to January 15, 2009. Conversion prices for the 2006 Issue of Notes ranged from $1.324 to $1.339 per share. Accordingly, holders of such Notes will receive 145,412 shares of the Company’s common stock upon conversion.

On December 18, 2008 the Company notified holders of the remaining $1,135,000 of 2009 Notes purchased in 2005 (the “2005 Issue”) of the forced conversion of the 2006 Issue, and asked such holders to voluntarily convert their 2009 Notes effective December 31, 2008 and receive interest to February 28, 2009. The 2005 Issue of 2009 Notes are convertible into common stock at a price of $2.25 per share. Holders of $695,000 principal amount of the 2005 Issue have agreed to convert, and will receive 308,887 shares of the Company’s common stock upon such conversion.

As a result, a total of $887,851, or 66.9% of the outstanding 2009 Notes will be converted at year-end 2008 into 454,299 common shares, leaving $440,000 of the 2005 Issue of the Notes outstanding. The Beard Company’s common stock closed in trading on the OTC Bulletin Board on December 31, 2008 at $4.00 per share. Holders of the 2009 Notes that are converting to common stock will receive cash for 5.02 fractional shares based upon such Closing Price. Following the conversions, the Company’s total number of common shares outstanding has increased to 9,830,586.

“The conversion of these Notes represents the achievement of another milestone in the turnaround currently underway at our Company,” noted Herb Mee, Jr., President of The Beard Company. “The conversions have increased our shareholders’ equity account by $888,000 for a relatively small amount of cash, while retiring most of our 2009 Notes. These improvements will be reflected in our year-end balance sheet and financial ratios. We have continued to improve our financial condition while enhancing our market capitalization, and I am pleased to report that BRCO’s common stock price increased 627% during the year ended December 31, 2008, compared with a 41% decline in the Nasdaq Composite Index.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com